Exhibit 10.42

December 14, 2022

Bruno Pietracci

Dear Bruno,

I am delighted to confirm your promotion to President – Latin America Operating Unit, with an effective date of February 1, 2023. You will report to me. The information contained in this letter provides details of your new position.

•Your annual base pay for your new position will be USD 550,000. Your next base salary review will be in April 2024.

•Your principal place of assignment will continue to be Johannesburg, South Africa and you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. You will be seconded from Coca-Cola Africa (Pty) Ltd to Coca-Cola Industrias, Sociedad de Responsabilidad Limitada under the Commuter Policy until June 30, 2023, after which your South African assignment will end, and you are expected to relocate to Costa Rica.

•Effective July 1, 2023, your principal place of assignment will be San Jose, Costa Rica. Your employer in Costa Rica will be Coca-Cola Industrias, Sociedad de Responsabilidad Limitada.

•You will continue to be a mobile assignee and continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of company business or conducting business remain in effect during international assignments.

•You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•You will be expected to acquire and maintain share ownership at a level equal to four times your base salary. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2028, to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

Bruno Pietracci
December 14, 2022

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Bruno, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Henrique Braun

Henrique Braun
Incoming President, International Development

I, Bruno Pietracci, accept this offer

Signature: /s/ Bruno Pietracci

Date: December 14, 2022